Exhibit 99.1

DOLLAR TREE, INC. REPORTS THIRD QUARTER RESULTS

•	Diluted earnings per share of $0.58

•	Consolidated net sales increased 9.5%

•	Comparable store sales increased 3.1%

CHESAPEAKE, Va. - November 21, 2013 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores selling everything for $1 or less, reported its results for the quarter ended November 2, 2013 (“third quarter”) .

Third-Quarter Results
Consolidated net sales for the third quarter were $1.88 billion, a 9.5% increase compared to $1.72 billion reported for the quarter ended October 27, 2012 (“third quarter 2012”). Comparable store sales increased 3.1%.

Earnings per diluted share for the third quarter were $0.58, compared to the $0.68 earnings per diluted share reported for the quarter ended October 27, 2012, which included a one-time gain of $0.17 per diluted share relating to the Company’s sale of its ownership interest in Ollie’s Holdings, Inc. The Company’s earnings per diluted share of $0.58 in the third quarter 2013 increased 13.7% compared to the third quarter 2012 earnings per diluted share of $0.51, absent the Ollie’s gain. Operating margin increased 10 basis points for the quarter to 10.8%.

"I am pleased with our performance in the third quarter," said Chief Executive Officer Bob Sasser. “During a very cautious consumer environment, comparable-store sales increased as the result of growth in both consumer basics and growth in seasonal and variety merchandise, with our higher margin variety categories growing at a faster pace. Our comparable-store sales increase was driven principally by increased customer traffic, as new customers are finding Dollar Tree to be part of their solution to balance their household budgets. Our stores executed a quick transition from Halloween and are set with fresh, high-value merchandise for Thanksgiving and the Holiday season.”

Cash and investments at quarter-end totaled $147.1 million, compared with $222.4 million at the end of the third quarter 2012. During the third quarter, the Company entered into a $1.0 billion Accelerated Share Repurchase program, under which the Company received 15.0 million shares in the third quarter. The ASR is expected to be completed on or before June 2014. The Company has $1.0 billion remaining on its share repurchase authorization.

During the third quarter, Dollar Tree opened 117 stores, expanded or relocated 19 stores, and closed 6 stores. Retail selling square footage increased 7.0% compared to a year ago, to 42.9 million square feet.

39-Week Period Results
Year-to-date through the three quarters ended November 2, 2013, the Company's consolidated net sales were $5.61 billion, an 8.9% increase compared with the same period in 2012. Comparable store sales increased 2.9%, on top of a 3.9% increase through three quarters last year.

Year-to-date earnings per diluted share were $1.73, compared with earnings per diluted share of $1.69 through three quarters last year. Excluding the previously disclosed gain, earnings per share through three quarters last year were $1.53.

Guidance
The Company estimates sales for the fourth quarter of 2013 to be in the range of $2.25 billion to $2.31 billion, based on a range of low-single digit positive comparable store sales. Diluted earnings per share are estimated to be in the range of $1.01 to $1.07.

Full year sales are estimated to be in the range of $7.86 billion to $7.92 billion. Diluted earnings per share are expected to be $2.72 to $2.78. Due to the ongoing ASR, these estimates assume no additional share repurchase activity in fiscal 2013.

On Thursday, November 21, 2013, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST. The telephone number for the call is 888-218-8172. A recorded version of the call will be available until midnight Thursday, November 28, and may be accessed by dialing 888-203-1112, and the access code is 2266078. A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Thursday, November 28.

Dollar Tree, a Fortune 500 Company, operated 4,953 stores in 48 states and 5 Canadian Provinces as of November 2, 2013. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD‑LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding the expected completion of the Accelerated Share Repurchase, fourth quarter and full year sales and fourth quarter and full year diluted earnings per share and fourth quarter comparable-store sales. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10‑K filed March 15, 2013, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections in our Quarterly Report on Form 10-Q filed August 22, 2013 and in our other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012

Net sales	$1,884.7	$1,720.5	$5,605.4	$5,148.7

Cost of sales	1,224.8	1,120.9	3,640.8	3,346.8

Gross profit	659.9	599.6	1,964.6	1,801.9
	35.0%	34.9%	35.0%	35.0%

Selling, general & administrative expenses	455.6	415.4	1,342.5	1,245.3
	24.2%	24.2%	24.0%	24.2%

Operating income	204.3	184.2	622.1	556.6
	10.8%	10.7%	11.1%	10.8%

Interest expense, net	5.2	0.8	6.4	2.4
Other (income) expense, net	0.3	(60.7)	0.5	(61.8)

Income before income taxes	198.8	244.1	615.2	616.0
	10.5%	14.2%	11.0%	12.0%

Income tax expense	73.4	88.7	231.6	225.3
Income tax rate	36.9%	36.3%	37.6%	36.6%

Net income	$125.4	$155.4	$383.6	$390.7
	6.7%	9.0%	6.8%	7.6%

Net earnings per share:
Basic	$0.58	$0.68	$1.73	$1.70
Weighted average number of shares	216.6	228.8	221.4	230.5

Diluted	$0.58	$0.68	$1.73	$1.69
Weighted average number of shares	217.6	230.0	222.4	231.8

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	November 2,	February 2,	October 27,
	2013	2013	2012

Cash and cash equivalents	$147.1	$399.9	$222.4
Merchandise inventories, net	1,237.4	971.7	1,133.2
Current deferred tax assets, net	20.0	22.5	21.8
Other current assets	83.3	79.4	31.1
Total current assets	1,487.8	1,473.5	1,408.5

Property and equipment, net	1,101.9	960.7	932.4
Goodwill	171.6	173.3	173.3
Deferred tax assets, net	23.3	28.3	19.4
Other assets, net	98.2	116.2	105.7

Total assets	$2,882.8	$2,752.0	$2,639.3

Current portion of long-term debt	$12.8	$14.3	$14.3
Accounts payable	526.4	346.5	420.0
Other current liabilities	227.6	235.8	232.4
Income taxes payable	—	79.6	34.3
Total current liabilities	766.8	676.2	701.0

Long-term debt, excluding current portion	1,007.0	257.0	250.0
Income taxes payable, long-term	5.3	5.6	5.1
Other liabilities	144.7	145.9	144.3

Total liabilities	1,923.8	1,084.7	1,100.4

Shareholders' equity	959.0	1,667.3	1,538.9

Total liabilities and shareholders' equity	$2,882.8	$2,752.0	$2,639.3

STORE DATA:
Number of stores open at end of period	4,953	4,671	4,630
Total selling square footage (in millions)	42.9	40.5	40.1

The February 2, 2013 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)
	39 Weeks Ended
	November 2,	October 27,
	2013	2012

Cash flows from operating activities:
Net income	$383.6	$390.7
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	140.3	128.4
Gain on sale of investment in Ollie's Holdings, Inc.	—	(60.8)
Other non-cash adjustments to net income	39.5	33.2
Changes in operating assets and liabilities	(196.7)	(178.1)
Total adjustments	(16.9)	(77.3)
Net cash provided by operating activities	366.7	313.4

Cash flows from investing activities:
Capital expenditures	(284.1)	(236.7)
Proceeds from sale of investment in Ollie's Holdings, Inc.	—	62.3
Proceeds from sale of restricted investments	15.0	—
Other	(0.3)	(0.3)
Net cash used in investing activities	(269.4)	(174.7)

Cash flows from financing activities:
Payments on long-term debt	(21.5)	(1.2)
Proceeds from long-term debt	770.0	—
Payments for share repurchases	(1,112.1)	(235.3)
Proceeds from stock issued pursuant to stock-based
compensation plans	5.0	8.8
Tax benefit of exercises/vesting of stock-based compensation	9.6	24.5
Other	—	(0.2)
Net cash used in financing activities	(349.0)	(203.4)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(1.2)
Net decrease in cash and cash equivalents	(252.8)	(65.9)
Cash and cash equivalents at beginning of period	399.9	288.3
Cash and cash equivalents at end of period	$147.1	$222.4